UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SINCLAIR BROADCAST GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2018

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Sinclair Broadcast Group, Inc. The annual meeting on June 7, 2018 will be held at Sinclair’s corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

Enclosed with this letter is a notice of the annual meeting of shareholders, a proxy statement, a proxy card and a return envelope. Also enclosed with this letter is Sinclair Broadcast Group, Inc.'s Annual Report to shareholders for the year ended December 31, 2017.

Your vote on these matters is very important. We urge you to review carefully the enclosed materials and to return your proxy promptly. The proxy materials are also available at
http://www.astproxyportal.com/ast/26141.

You are cordially invited to attend the annual meeting and you may vote in person even though you have returned your proxy card. Whether or not you plan to attend the annual meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope.

Sincerely,

David D. Smith
Chairman of the Board
and Executive Chairman

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 15, 2018. Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 15, 2018 (record date). Cameras (including the use of cellular/smart phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT—Please execute and return the enclosed proxy card promptly, whether or not you plan to attend the
Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.
10706 Beaver Dam Road
Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on June 7, 2018.

The proxy statement and 2017 annual report to shareholders are available at
http://www.astproxyportal.com/ast/26141.

Dear Shareholders:

The annual meeting of Sinclair Broadcast Group, Inc. (sometimes referred to in this Proxy Statement as the “Company” or “we” or “us”) will be held on June 7, 2018 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time for the following purposes:

1.	The election of eight directors, each for a one-year term;

2.	The ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

3.	The consideration of any other matters as may properly come before the annual meeting.

You will be able to vote your shares at the annual meeting if you were a shareholder of record at the close of business on March 15, 2018. Your vote at the annual meeting is very important to us.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 26, 2018

INFORMATION ABOUT THE 2018 ANNUAL MEETING AND VOTING

The Annual Meeting

The annual meeting will be held on June 7, 2018 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This Proxy Solicitation

For most of our shareholders, we are furnishing proxy materials including this proxy statement and our 2017 annual report to shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2017, to each person who was an owner of our common shares as of the close of business on March 15, 2018 by providing access to such documents on the Internet instead of mailing printed copies unless you previously requested to receive these materials by mail or e-mail. On or about April 26, 2018, we mailed to most of our shareholders who have not previously requested to receive these materials by mail or e-mail a “Notice of Internet Availability of Proxy Materials” (“Notice”) containing instructions on how to access and review this proxy statement and our annual report and how to submit votes on the Internet or by telephone. You cannot vote by marking the Notice and returning it. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

We are sending you this proxy statement because our Board of Directors is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares. Proxy materials are also available at http://www.astproxyportal.com/ast/26141.

We are paying the cost of soliciting these proxies. Our directors, officers and employees may request proxies in person or by telephone, mail, or letter. We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

Voting Your Shares

Shareholders of Record. You may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. Ballots for registered shareholders to vote in person will be available at the annual meeting. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card and FOR ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2018.

We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If either a shareholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

Your proxy card will be valid only if you sign, date and return it in time for it to be received by us before the annual meeting scheduled to be held on June 7, 2018.

Beneficial Owners. Most of our stockholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name (which is often referred to as “street name”). In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials, including a notice enabling you to receive proxy material through the mail, are being forwarded to you by your broker, bank, trustee or nominee. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards. If you are a beneficial owner of shares, you cannot vote in person at the annual meeting unless you have a proper power of attorney from your broker. Votes directed through a broker must be received by us before the annual meeting.

If you hold your shares in street name with a broker and you do not tell your broker how to vote or provide the broker with a voting instruction form, your broker cannot vote on your behalf for the election of director nominees (Proposal 1).

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted at the annual meeting. You may revoke your proxy by any one of three ways:

•
you may notify our Secretary in writing that you wish to revoke your proxy at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary. We must receive your notice before the time of the annual meeting;

•	you may submit a proxy dated later than your original proxy; or

•
you may attend the annual meeting and vote, but merely attending the annual meeting will not by itself revoke a proxy; you must: (i) obtain a ballot and vote your shares to revoke the proxy; and (ii) in the case of shares held in street name, you must obtain a proper power of attorney from your broker to vote your shares.

Vote Required for Approval

Shares Entitled to Vote. On March 15, 2018 (the record date), the following shares were issued and outstanding and had the votes indicated:

•	76,509,574 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals; and

•	25,670,684 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals.

Quorum. A majority of the outstanding shares of common stock entitled to vote, or a “quorum,” must be present at the annual meeting in order to transact business. A quorum will be present if 166,608,208 votes are represented at the annual meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter and has not received voting instructions from the beneficial owner) will be counted as shares that are represented at the annual meeting.

Votes Required. The votes required on each of the proposals are as follows:

Proposal 1: Election of Eight Directors
The eight nominees for director who receive the most votes will be elected. This is called a “plurality.” If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Broker non-votes are not counted as votes cast for nominees for director and will not affect the outcome of the proposal.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the Audit Committee’s selection of the independent registered public accounting firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Additional Information
We are making available our annual report for the year ended December 31, 2017, including consolidated financial statements, to all shareholders entitled to vote at the annual meeting together with this proxy statement. The annual report includes details on how to get additional information about us. The annual report does not constitute a part of the proxy solicitation material. Proxy materials are also available to registered shareholders and to beneficial owners at http://www.astproxyportal.com/ast/26141.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

David D. Smith
Frederick G. Smith
J. Duncan Smith
Robert E. Smith
Howard E. Friedman
Daniel C. Keith
Martin R. Leader
Lawrence E. McCanna

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected. More detailed information about each of the nominees is available in the section of this proxy statement titled Directors, Executive Officers and Key Employees.

If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

The Amended and Restated Certificate of Incorporation provides that our business shall be managed by a Board of Directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time. The Board of Directors has presently established the size of the Board at eight members. Proxies for the annual meeting may not be voted for more than eight nominees.

Messrs. David D. Smith, J. Duncan Smith, Robert E. Smith and Dr. Frederick G. Smith (collectively, the "Controlling Shareholders") are brothers and have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until December 31, 2025. The Controlling Shareholders own collectively 74.8% of the total voting power as of March 31, 2018.

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has sole responsibility for the selection of our independent registered public accounting firm and has appointed PricewaterhouseCoopers, LLP (PricewaterhouseCoopers) as our independent registered public accounting firm for the fiscal year ending December 31, 2018. The Board of Directors recommends ratification of this appointment by the shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders. PricewaterhouseCoopers audited the Company’s financial statements for the fiscal year ended December 31, 2017.

A representative of PricewaterhouseCoopers is expected to attend the annual meeting. The PricewaterhouseCoopers representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers, LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 102,180,258 shares of our common stock issued and outstanding on March 31, 2018, consisting of 76,509,574 shares of Class A Common Stock and 25,670,684 shares of Class B Common Stock. The following table shows how many shares were owned by the following categories of persons as of that date:

•	persons known to us who beneficially own more than 5% of the shares;

•	each director and each executive officer described on the “Summary Compensation Table”; and

•	directors and all executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned (a)		Shares of Class A Common Stock Beneficially Owned			Percent of Total Voting
Name	Number	Percent	Number		Percent (b)	Power (c)
David D. Smith †	7,211,072	28.1%	11,058,424	(d)	12.8%	22.6%
J. Duncan Smith †	7,073,466	27.6%	7,106,218	(e)	8.5%	21.0%
Robert E. Smith †	6,474,806	25.2%	6,491,461	(f)	7.8%	19.3%
Frederick G. Smith †	4,000,000	15.6%	4,060,199	(g)	5.0%	11.9%
Christopher S. Ripley †	—	—	600,458	(h)	*	*
David B. Amy †	—	—	221,520		*	*
Lucy A. Rutishauser †	—	—	26,877		*	*
Martin R. Leader †	—	—	58,570		*	*
Daniel C. Keith †	—	—	55,250		*	*
Lawrence E. McCanna †	—	—	24,800		*	*
Barry M. Faber †	—	—	23,172		*	*
Howard E. Friedman †	—	—	8,990		*	*
The Bank of New York Mellon Corporation
225 Liberty Street
New York, NY 10286	—	—	6,924,964	(i)	9.1%	2.1%
The Vanguard Group, Inc.
100 Vanguard Boulevard
Malvern, PA 19355	—	—	6,580,548	(j)	8.6%	2.0%
HG Vora Capital Management, LLC
330 Madison Avenue
New York, NY 10017	—	—	6,300,000	(k)	8.2%	1.9%
FMR LLC
245 Summer Street
Boston, MA 02210	—	—	5,867,929	(l)	7.7%	1.7%
BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	—	—	4,613,284	(m)	6.0%	1.4%
Three Bays Capital LP
222 Berkeley Street
Boston, MA 02116	—	—	4,117,518	(n)	5.4%	1.2%
All directors and executive officers as a group
(16 persons)	24,759,344	96.4%	29,878,619	(o)	28.7%	75.1%

* Less than 1%
† The address for such beneficial owner is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

(a)
By virtue of a stockholders’ agreement by and among David D. Smith, Dr. Frederick G. Smith, J. Duncan Smith and Robert E. Smith, each of the Smith brothers is required to vote all of his Class A and Class B Common Stock in favor of the other Smith brothers to cause their election as directors. Consequently, each of the Smith brothers may be deemed to beneficially own the shares of common stock individually owned by the other Smith brothers. Nevertheless, each of the Smith brothers disclaims beneficial ownership of the shares owned by the other Smith brothers.

(b)
Percent of Class A Common Stock beneficially owned is the number of shares of Class A Common Stock beneficially owned divided by the sum of (i) number of shares of Class A Common Stock outstanding plus (ii) any Class B Common Stock individually held plus (iii) any options and stock-settled stock appreciation rights (SARs). The percentage of beneficial ownership assumes Class B Common Stock individually held plus any options and SARs are outstanding for the respective party, but not any other party.

(c)
Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote together as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock. This column sets forth the voting power each reporting person has on the matters on which shares of Class B Common Stock have ten votes per share, and the voting power the reporting persons as a group have on such matters.

(d)
Includes 7,211,072 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 119,592 shares of Class A Common Stock issued upon the exercise of 200,000 SARs on March 22, 2017, and 10,847 shares of Class A Common Stock held in the 401(k) Plan. Also includes 366,560 shares of Class A Common Stock held in custodial accounts and irrevocable trusts established by David D. Smith for the benefit of family members, of which he is a custodian or co-trustee, 161,353 shares in a limited liability company controlled by David D. Smith, 354,000 held in trust for the David Smith Family Foundation, and shares of Class A Common Stock related to 2,835,000 outstanding SARs with exercise prices ranging from $11.68 to $35.70. The number of shares of Class A Common Stock that would be issued upon exercise of the SARs is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. There would have been 753,390 shares of Class A Common Stock issued, assuming that all of the outstanding SARs were exercised on March 31, 2018 based on the closing value of Class A Common Stock on April 2, 2018, the first trading day after March 31, 2018, of $30.00 and the underlying exercise prices of the SARs. The shares of Class B Common Stock include 1,000,000 shares, held in irrevocable trusts established by David D. Smith for the benefit of family members. David D. Smith also holds 59,172 unvested restricted shares at March 31, 2018.

(e)
Includes 7,073,466 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 185 shares of Class A Common Stock, and 9,987 shares in the 401(k) Plan. The shares of Class A Common Stock include 22,580 shares, held in custodial accounts established by J. Duncan Smith for the benefit of family members, of which he is the custodian. The shares of Class B Common Stock include 637,154 shares, held in irrevocable trusts established by J. Duncan Smith for the benefit of family members, of which he is a co-trustee.

(f)
Includes 6,474,806 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 12,000 shares of Class A Common Stock, 4,000 shares of Class A Common Stock in a jointly held account with immediate family members, and 654 shares of Class A Common Stock held in the 401(k) Plan. The shares of Class B Common Stock include 145,000 shares held in an irrevocable trust established by Robert E. Smith for the benefit of family members, of which he is the trustee.

(g)
Includes 4,000,000 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 50,153 shares of Class A Common Stock, and 10,046 shares of Class A Common Stock in the 401(k) Plan.

(h)
Includes 375,000 outstanding stock options with exercise prices ranging from $27.36 to $33.85, 458 shares of Class A Common Stock held in the 401(k) Plan, and shares of Class A Common Stock related to 225,000 outstanding SARs with an exercise price of $33.80. The number of shares of Class A Common Stock that would be issued upon exercise of the SARs is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. There would have been no shares of Class A Common Stock issued, assuming that all of the outstanding SARs were exercised on March 31, 2018 based on the closing value of Class A Common Stock on April 2, 2018, the first trading day after March 31, 2018, of $30.00 and the underlying exercise prices of the SARs. See Compensation Discussion and Analysis, Employment Agreements, for more information. Christopher S. Ripley also holds 59,172 unvested restricted shares at March 31, 2018.

(i)
As set forth in the Schedule 13G/A filed by The Bank of New York Mellon Corporation with the SEC on February 12, 2018, The Bank of New York Mellon Corporation is deemed to be the beneficial owner of 6,924,964 shares and has sole voting power with respect to 5,615,793 of those shares, shared dispositive power with respect to 605,906 of those shares, and sole dispositive power with respect to 6,310,442 of those shares.

(j)
As set forth in the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 12, 2018, The Vanguard Group, Inc. is deemed to be the beneficial owner of 6,580,548 shares and has sole voting power with respect to 141,548 of those shares, shared dispositive power with respect to 143,640 of those shares and sole dispositive power with respect to 6,436,908 of those shares.

(k)
As set forth in the Schedule 13G filed by HG Vora Capital Management, LLC with the SEC on February 14, 2018, HG Vora Capital Management, LLC is deemed to be the beneficial owner of 6,300,000 shares and has sole voting power and dispositive power with respect to all 6,300,000 of those shares.

(l)
As set forth in the Schedule 13G/A filed by FMR, LLC with the SEC on February 13, 2018, FMR, LLC is deemed to be the beneficial owner of 5,867,929 shares and has sole voting power with respect to 67,245 of those shares and sole dispositive power with respect to all 5,867,929 of those shares.

(m)
As set forth in the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 23, 2018, BlackRock, Inc. is deemed to be the beneficial owner of 4,613,284 shares and has sole voting power with respect to 4,448,543 of those shares and sole dispositive power with respect to all 4,613,284 of those shares.

(n)
As set forth in the Schedule 13G filed by Three Bays Capital LP with the SEC on January 11, 2018, Three Bays Capital LP is deemed to be the beneficial owner of 4,117,518 shares and has sole voting power and sole dispositive power with respect to all 4,117,518 of those shares.

(o)	Includes shares of Class A Common Stock that may be acquired upon the exercise of options and SARs.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES
Set forth below is certain information relating to our named directors and nominees, executive officers and certain key employees as of March 31, 2018.

Name	Age	Title
Directors
David D. Smith	67	Executive Chairman, Chairman of the Board and Director
Frederick G. Smith	68	Vice President and Director
J. Duncan Smith	64	Vice President, Secretary and Director
Robert E. Smith	54	Director
Howard E. Friedman	52	Director
Daniel C. Keith	63	Director
Martin R. Leader	77	Director
Lawrence E. McCanna	74	Director

Executive Officers and Key Employees
David B. Amy	65	Vice Chairman
Christopher S. Ripley	41	President, Chief Executive Officer
Lucy A. Rutishauser	53	Senior Vice President / Chief Financial Officer
Barry M. Faber	56	Executive Vice President / General Counsel / Distribution and Network Relations
Steven M. Marks	61	Executive Vice President / Chief Operating Officer
Steven J. Pruett	63	Executive Vice President / Chief TV Development Officer
David R. Bochenek	55	Senior Vice President / Chief Accounting Officer / Corporate Controller
Rebecca J. Hanson	53	Senior Vice President / Strategy and Policy
Delbert R. Parks, III	65	Senior Vice President / Chief Technology Officer
Donald H. Thompson	51	Senior Vice President / Human Resources
Robert D. Weisbord	55	Senior Vice President / Chief Revenue Officer
I. Scott Livingston	53	Senior Vice President / News
Justin L. Bray	38	Vice President / Treasurer

Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

Messrs. David D. Smith, J. Duncan Smith and Robert E. Smith and Dr. Frederick G. Smith are brothers and have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until December 31, 2025.

Profiles
David D. Smith has served as Executive Chairman since January 2017 and Chairman of the Board since September 1990. Until January 2017, Mr. Smith served as President and Chief Executive Officer since 1988. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations, and was an officer and director of Comark until 1986. He also was a principal in other television stations prior to serving as a General Manager of WPMY (formerly WCWB-TV) from 1984 until 1986. In 1986, Mr. Smith was instrumental in the formation of Sinclair Broadcast Group, Inc. Mr. Smith serves as a member of the Board of Directors of Atlantic Automotive Corporation, The Triscari Group, Inc., The Sinclair Relief Fund, The American Flag Foundation, Inc., Cunningham Communications Inc., and Keyser Investment Group, Inc., partner of Gertell Development, LP, and was a member of the Board of Managers of Alarm Funding Associates, LLC until it was sold in March 2017.

Based on Mr. Smith’s (i) more than thirty years of experience and expertise in the television broadcast industry, (ii) extensive industry knowledge and innovative thinking, (iii) understanding of the challenges, opportunities and risks faced by us and the industry, and (iv) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Frederick G. Smith has served as Vice President of Sinclair since 1990 and Director since 1986. Prior to joining Sinclair in 1990, Dr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Dr. Smith was the sole officer, director and stockholder. Dr. Smith serves as a member of the Board of Directors or Trustees of the Freven Foundation, Gerstell Academy, University of Maryland at Baltimore Foundation, St. Joseph’s Hospital, The Sinclair Relief Fund, Cunningham Communications Inc., and Keyser Investment Group, Inc., as well as partner of Gerstell Development, LP, and Beaver Dam, LLC.

Based on Dr. Smith’s (i) more than twenty-five years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Dr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Dr. Smith should continue to serve as a director for the Company.

J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1986. Prior to that, he built and operated the following television stations: WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania; WTTE-TV in Columbus, Ohio; WIIB-TV in Bloomington, Indiana and WTTA-TV in Tampa / St. Petersburg, Florida. In addition, Mr. Smith worked for Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of The High Rock Foundation, Cunningham Communications Inc., Keyser Investment Group, Inc., The Sinclair Relief Fund and The Boys’ Latin School of Maryland, as well as partner of Gerstell Development, LP and Beaver Dam, LLC.

Based on Mr. Smith’s (i) more than twenty-five years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer. In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company. Prior to 1986, he assisted in the construction of several television stations including WTTE-TV in Columbus, Ohio and also worked for Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of Nextgen Foundation Charitable Trust, Gerstell Academy, Keyser Investment Group, Inc., Cunningham Communications, Inc., Stages Music Arts, as well as partner of Gerstell Development LP, Beaver Dam LLC, and Laker Partners, LLC.

Based on Mr. Smith’s (i) more than thirty years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Howard E. Friedman has served as Director since January 2015. He is the founding Partner of Lanx Management LLC, a hedge “fund of funds” as well as having been the Co-Founder, Publisher & CEO of Watermark Press, Inc. From 2006-2010, Mr. Friedman served as President and then Chairman of the Board of the American Israel Public Affairs Committee (AIPAC).

In 2007 and in 2009, Washington Life Magazine listed Mr. Friedman as one of the 100 most powerful people in Washington D.C. From 2010-2012, he served as the President of the American Israel Educational Foundation, the charitable arm of AIPAC. He is the past Chair of the Board of The Associated: Jewish Community Federation of Baltimore. Mr. Friedman has served as President of the Baltimore Jewish Council, and as President of JTA-The Global News Service of the Jewish People. He currently serves as the Chairman of the Board of the Union of Orthodox Jewish Congregations of America. In addition, Mr. Friedman serves on the boards of the Johns Hopkins University Bloomberg School of Public Health, Touro College and University System, Talmudical Academy and the Simon Wiesenthal Center.

Based on Mr. Friedman’s extensive skills in finance, management and investment matters, the Board believes Mr. Friedman has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Friedman should continue to serve as a director for the Company.

Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995. Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985. During this time, he served as Chairman of the Investment Advisory Committee and was a member of the Board of Directors. Mr. Keith has been advising clients since 1979. He serves as a member of the Boards of Trustees of The High Rock Foundation.

Based on Mr. Keith’s extensive skills in finance, management and investment matters, the Board believes Mr. Keith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Keith should continue to serve as a director for the Company.

Martin R. Leader has served as a Director since May 2002. Mr. Leader is a retired partner of the law firm ShawPittman (now known as Pillsbury Winthrop Shaw Pittman LLP) in Washington, D.C. where he specialized in communications law matters. Prior to his service at ShawPittman, Mr. Leader was a senior partner with the law firm of Fisher Wayland Cooper Leader & Zaragoza in Washington, D.C. from 1973 to 1999. Mr. Leader was a member of the Board of Directors of Atlantic Automotive Corporation until February 2006. Mr. Leader has served on the staff of the Office of Opinions and Review of the Federal Communications Commission. He is a member of the District of Columbia Bar. Mr. Leader graduated from Tufts University and Vanderbilt University Law School.

Based on Mr. Leader’s (i) prior experience in communications law and (ii) insight on government relations particularly with the Federal Communications Commission, the Board believes Mr. Leader has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Leader should continue to serve as a director for the Company.

Lawrence E. McCanna has served as a Director since July 1995. Mr. McCanna was a shareholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. from 1972 and served as its managing director through June 30, 2009. On July 1, 2009, Mr. McCanna retired from full-time employment with the firm, liquidating his entire interest in Gross, Mendelson & Associates on that date. Mr. McCanna provides substantial value to the Board of Directors through his extensive accounting, finance and management experience. He is an audit committee financial expert as defined by the SEC. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was Chairman of the Management of the Accounting Practice Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants and a former member of the Board of Directors of Maryland Special Olympics and Mount St. Joseph High School.

Based on Mr. McCanna’s (i) extensive accounting, finance and management experience and (ii) ability to serve as an audit committee financial expert as defined by the SEC, the Board believes Mr. McCanna has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. McCanna should continue to serve as a director for the Company.

David B. Amy has served as Vice Chairman since January 2017. From April 2014 to January 2017, he served as Executive Vice President and Chief Operating Officer of Sinclair Broadcast Group, Inc. Prior to that, he served as Executive Vice President / Chief Financial Officer (CFO) of Sinclair since March 2001. From September 1999 to March 2001 he served as Executive Vice President and as Vice President and CFO from September 1998 to September 1999. Beginning in 1994, he served as CFO until September 1998. In addition, he serves as Secretary of Sinclair Television Group, Inc., a wholly-owned subsidiary that owns and operates our broadcasting operations. Mr. Amy has over 30 years of broadcast experience, having joined Sinclair as a Business Manager for WPMY (formerly WPTT-TV) in Pittsburgh, Pennsylvania. Mr. Amy received his MBA degree from the University of Pittsburgh in 1981. Mr. Amy serves as a member of the Board of Managers of KDSM

Licensee, LLC, is Chairman of the Board for The Maryland Science Center, Secretary of the Board of the Television Music License Committee, and is a Board Member of CyberSpa. He is also a member of the Board of Managers of Triangle Sign & Service, LLC. He served as a member of the Board of Directors of Acrodyne Communications, Inc., and G1440 Holdings, Inc. until 2009; Visionair, Inc. until 2008 and Jadoo Power Systems, Inc. until 2007. Mr. Amy also served as the Audit Committee Chairman of Acrodyne Communications, Inc. until 2009 and Chairman of the Board of Managers of Alarm Funding Associates, LLC until it was sold in March 2017.

Christopher S. Ripley has served as President & Chief Executive Officer since January 2017. From April 2014 to January 2017, he served as Chief Financial Officer. Prior to Sinclair, Mr. Ripley was a managing director at UBS Investment Bank’s Global Media Group and served as head of the Los Angeles office where he managed, advised and structured various financings and merger and acquisition transactions in the broadcast and entertainment sectors. Prior to UBS, Mr. Ripley was a principal in Prime Ventures and an analyst at Donaldson Lufkin & Jenrette.  Mr. Ripley graduated from the University of Western Ontario, Richard Ivey School of Business, with a Bachelor of Arts in Honors Business Administration. Mr. Ripley serves as an Investor Director of hibu.

Lucy A. Rutishauser has served as Senior Vice President / Chief Financial Officer since March 2018. From January 2017 to March 2018, she served as Senior Vice President / Chief Financial Officer / Treasurer. From December 2013 to January 2017, she served as Senior Vice President / Corporate Finance / Treasurer. Prior to that, was Vice President / Corporate Finance / Treasurer since November 2002. From March 2001 until November 2002, she served as Treasurer and, from 1998 until March 2001, she served as Assistant Treasurer. From 1996 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company. From 1992 to 1996, Ms. Rutishauser served as Assistant Treasurer and Director of Treasury for Integrated Health Services, Inc. From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and the Black and Decker Corporation. Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore. Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association of Finance Professionals. Ms. Rutishauser is a member of the MdBio Foundation Board of Directors.

Barry M. Faber has served as Executive Vice President / General Counsel, Distribution and Network Relations since January 2017, as Executive Vice President / General Counsel from May 2008 to January 2017, as Vice President / General Counsel from August 1999 to May 2008, and as Associate General Counsel from 1996 to 1999. Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shriver, & Jacobson in Washington, D.C. Mr. Faber is a graduate of the University of Virginia and the University of Virginia School of Law. Mr. Faber is also a member of the Board of Directors of The Sinclair Relief Fund.

Steven M. Marks has served as Executive Vice President & Chief Operating Officer since January 2017. From May 2007 to January 2017 he served as Vice President / Co-Chief Operating Officer within our broadcast segment. Prior to that, he served as Chief Operating Officer / Television Group from February 2003 to May 2007 and as Vice President / Regional Director from March 2002 to February 2003. As a Vice President / Regional Director, Mr. Marks was responsible for the Baltimore, Columbus, Pittsburgh, Flint, Tallahassee, Charleston, West Virginia, Portland, Springfield, Minneapolis, Tampa, Syracuse, Norfolk, Richmond, Buffalo and Rochester markets. Prior to his appointment as Vice President / Regional Director, Mr. Marks served as Regional Director since October 1994. Mr. Marks served as General Manager for Sinclair’s flagship station, WBFF-TV in Baltimore, Maryland from July 1991 until October 1994. From 1986 until joining WBFF-TV in 1991, Mr. Marks served as General Sales Manager at WTTE-TV in Columbus, Ohio. Prior to that time, he was National Sales Manager for WFLX-TV in West Palm Beach, Florida.

Steven J. Pruett has served as Executive Vice President & Chief TV Development Officer since January 2017.  He joined Sinclair as Vice President / Co-Chief Operating Officer within our broadcast segment in April 2013, overseeing the operations of a certain number of our television stations.  Prior to that, he was with Communications Corporation of America, first as Chief Financial Officer, then becoming its President in 2006 and President and Chief Executive Officer, as well as a member of the Board, in 2007. Mr. Pruett served as special strategic advisor to DirecTV and Thomson Consumer Electronics from 1998 to 2002. From 1995 to 1999, he was a Managing Director at Communications Equity Associates. During his career, he has helped found several broadcast groups as an initial investor, financier, managing partner or board member including Spanish Radio Group Excel Communications, ACME Television, USBG, and UPI Media, where he served as President. Mr. Pruett attended Southern Illinois University at Edwardsville where he majored in Radio and Television. He later earned a Masters in Management from the JL Kellogg Graduate School of Business at Northwestern University. Beginning 2008, Mr. Pruett was a key member of the Fox Affiliate Board of Governors where he served as Treasurer until 2011 when he was elected Chairman, a position he held until 2014.

David R. Bochenek has served as Senior Vice President / Chief Accounting Officer / Corporate Controller since March 2018. Prior to that, he served as Senior Vice President / Chief Accounting Officer from December 2013 to February 2018. He served as Vice President / Chief Accounting Officer from May 2005 to December 2013 and Chief Accounting Officer from November 2002 to April 2005. Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller. Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola University, Maryland. Mr. Bochenek is a Certified Public Accountant and is a member of the board for Media Financial Management Association (MFM).

Rebecca J. Hanson has served as Senior Vice President / Strategy and Policy since January 2014. Prior to that, she was a Senior Advisor, Broadcast Spectrum with the Media Bureau of the Federal Communications Commission, and served on the Incentive Auction Task Force as the point person for broadcaster participation and issues affecting nonparticipating broadcasters. Prior to joining the FCC from 2007 to 2009, she was the Vice President, Strategic Initiatives at Sprint Nextel, where she was responsible for the launch and long-term growth strategy for the WiMAX network and a member of the deal team leading the financing and merger with Clearwire for a national spectrum footprint. From 2006 to 2007 she was a consultant focusing on business planning and deal execution for various digital media companies. Prior to that and from 2000, she held the positions of Senior Vice President, Business Development, and Vice President and Deputy General Counsel at XM Satellite Radio, Inc., where she was the lead negotiator for key strategic alliances and partnerships in the areas of programming, marketing, distribution, acquisitions/joint ventures and product development. She began her career as an attorney with Brownstein and Zeidman from 1993 to 1996 and then ShawPittman (now Pillsbury Winthrop Shaw Pittman) from 1996 to 2000, where she specialized in the areas of technology, commercial finance, and venture capital.

Delbert R. Parks, III has served as Senior Vice President / Chief Technology Officer of Sinclair Television Group, Inc. since November 2014. Prior to that, he served as Senior Vice President / Operations and Engineering from December 2013 to November 2014 and as Vice President / Engineering and Operations from 1996 to December 2013. From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV in Baltimore, Maryland and Sinclair. He has held various operations and engineering positions with us for the last 46 years. He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television operations, internet activity, information management systems, and infrastructure. Mr. Parks is a SMPTE (Society of Motion Picture and Television Engineers) Fellow and is a member of the Society of Broadcast Engineers. He is on the Board of Directors of the Baltimore Area Council of the Boy Scouts of America. Mr. Parks is also a retired Army Lieutenant Colonel who has held various commands during his 26-year reserve career.

Donald H. Thompson has served as Senior Vice President / Human Resources since December 2013. Prior to that, he served as Vice President / Human Resources from November 1999 to December 2013 and Director of Human Resources from September 1996 to November 1999. Prior to joining Sinclair, Mr. Thompson was a Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C. Mr. Thompson holds a Bachelor’s Degree in Psychology and a Certificate in Personnel and Industrial Relations from University of Maryland, and an MS in Business / Human Resource & Behavioral Management and an MBA from Johns Hopkins University. Mr. Thompson is a member of the Society for Human Resource Management.

Robert D. Weisbord has served as Senior Vice President / Chief Revenue Officer, responsible for developing, executing and leading sales and revenue growth strategies and initiatives for Broadcasting, Digital, Advanced Revenue and all Networks sales, since December 2017. Mr. Weisbord also oversees Sinclair’s Digital Group. Previously, he served as Chief Operating Officer of Sinclair Digital Group since January 2014 to December 2017. He served as Vice President / New Media from June 2010 to January 2014. From 2008 to June 2010, he served as Director of Digital Interactive Marketing for Sinclair. From 1997 to 2008, he served in various management positions for the Company including Regional Group Manager, General Manager for the Company’s Las Vegas duopoly of KVMY-TV and KVCW-TV, and Director of Sales. Prior to that and from 1993, he was National Sales Manager for WTVT-TV in Tampa, Florida. Mr. Weisbord began his broadcasting career in the radio industry with Family Group Broadcasting in 1985. Mr. Weisbord holds a Bachelor of Science degree in Business Management and a Masters in Business Administration from the University of Tampa.

I. Scott Livingston has served as Senior Vice President of News since February 2018. Mr. Livingston oversees 73 news-producing stations, Full Measure with Sharyl Attkisson, Circa digital news, town halls and Connect to Congress. He served as Vice President of News from February 2012 to February 2018. He served as Assistant News Director at WBFF-TV (FOX 45) in Baltimore from 1997 to 2002 and as News Director from 2002 until February 2012. Mr. Livingston joined Sinclair as Chief Photographer at FOX 45 from 1991 to 1997.

Justin L. Bray has served as Vice President / Treasurer since March 2018. Prior to that, he served as Vice President / Corporate Controller from 2014 to March 2018. He served as Corporate Controller from September 2011 to 2014. Prior to joining Sinclair, he held various positions, most recently as Senior Manager from 2008 to 2011 within the audit department of PricewaterhouseCoopers LLP. Mr. Bray received his Bachelor of Business Administration degree in Accounting and Master of Business Administration degree from Loyola University Maryland. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

CORPORATE GOVERNANCE
Board of Directors and Committees. In 2017, the Board of Directors held a total of nine meetings. All directors attended at least 78% of the meetings of the Board of Directors and all committees of the Board of Directors on which they served. All directors, with the exception of Messrs. McCanna and Friedman, attended the Annual Meeting held on June 1, 2017. It is the Board’s policy that the directors should attend our annual meeting of shareholders, absent exceptional cause.
The committees of the Board of Directors include an Audit Committee and a Compensation Committee and from time to time special committees formed by the Board of Directors as may be necessary.

Board Leadership Structure and Risk Oversight. David D. Smith served as both the Chairman of the Board of Directors and Executive Chairman during 2017. Mr. Smith’s performance is reviewed annually by the Compensation Committee, which reports results to the Board of Directors. The Compensation Committee consists of four directors, all of whom are independent pursuant to the Nasdaq Stock Market rules (the Nasdaq listing requirements). The Board of Directors appoints an independent director to preside over special committee meetings; however, no lead independent director of the Board of Directors exists. The Company deems this leadership structure appropriate for our Controlled Company (see Controlled Company Determination below) as it promotes efficient communication between management and the Board of Directors as well as between the various board committees and the Board of Directors while monitoring effective independent board oversight over the Executive Chairman, Chief Executive Officer and the Company’s risks. While the Company’s management is charged with managing the Company’s day-to-day risks, the Company’s financial risk oversight is primarily conducted by the Audit Committee, which consists entirely of independent directors for purposes of Nasdaq listing requirements and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). The Audit Committee reports financial risk oversight matters to the Board of Directors based on committee assessments and periodic reports from management. The Compensation Committee provides risk oversight concerning our compensation policies and practices. The Board of Directors with the assistance of management is responsible for all other risk oversight measures.

Risk Assessment of Compensation Policies and Practices. One of the Company’s primary sources of revenue is advertising which it sells to a large variety of customers.  The Company does not pay a significant amount of incentive compensation to employees with the ability to take significant risks which could have a material adverse effect on the Company.  Incentive compensation is primarily paid to sales personnel who are not executive officers of the Company and do not have the ability or authority to engage in significant risk taking activity.  While we pay incentive compensation to certain of our executive officers, it is not significant to the Company as a whole and we believe it is designed to minimize unnecessary risk taking by aligning each executive’s interests with those of our shareholders and by emphasizing long-term performance rather than promoting short-term risk taking at the expense of long-term returns.  Our sales personnel and executive officers are incentivized to generate revenues and cannot participate in material speculative transactions or put material amounts of capital at risk without Board approval. As a result, the Company’s management, in consultation with the Company’s Compensation Committee, determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Controlled Company Determination. Our Board has determined that we are a “Controlled Company” for purposes of the Nasdaq listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq listing requirements do not apply to a “Controlled Company,” including requirements that: (1) a majority of its board of directors must be comprised of “independent” directors as defined in the Nasdaq listing requirements; and (2) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of Directors has determined that we are a “Controlled Company” based on the fact that the Smith brothers hold more than 50% of our voting power and are parties to a stockholders’ agreement that obligates them to vote for each other as candidates for election to the Board of Directors. The Smith brothers have been our executive officers and/or directors at all times since we became a publicly traded company in 1995. Currently, David D. Smith, Frederick G. Smith and J. Duncan Smith are executive officers and directors and Robert E. Smith is a director.

Director Independence. The Board has determined that Messrs. McCanna, Keith, Leader, and Friedman have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that they otherwise meet the independence criteria under the Nasdaq listing requirements. The Board has also determined that Messrs. McCanna, Keith and Leader satisfy the additional independence requirements of Rule 10A-3 under the Exchange Act, enabling them to serve on the Audit Committee. In making its independence determination, the Board of Directors considered any transactions, relationships and arrangements as required by our independence guidelines. In particular, with respect to each of the most recent completed three fiscal years, the Board evaluated Mr. Keith, the type and amount of investment advisory services provided by the firm where he serves as an executive officer to our Controlling Shareholders and family members of our Controlling Shareholders.

Audit Committee. The members of the Audit Committee are Messrs. McCanna, Keith and Leader. The Audit Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Audit Committee formally met five times during the year ended December 31, 2017.

The Board of Directors has determined that all audit committee members are financially literate under the Nasdaq listing requirements and that Lawrence E. McCanna qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Exchange Act.

The Nasdaq listing requirements require that audit committees have at least three directors and that all directors be independent, as defined in the Nasdaq listing requirements and Rule 10A-3 under the Exchange Act. The Board has determined that Messrs. McCanna, Keith and Leader meet the independence criteria established in the Nasdaq listing requirements and the Exchange Act.

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of Sinclair’s internal control function. The Audit Committee is responsible for the appointment of Sinclair’s independent auditors, whose appointment may be ratified by the shareholders. The Audit Committee oversees all of our internal controls and risk management policies and meets with our independent auditor and management regarding our internal controls and other matters. The Audit Committee is responsible for reviewing compliance with Sinclair’s ethics policy and has established procedures for the receipt, retention and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair’s employees of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for approving or ratifying related person transactions pursuant to Sinclair’s related person transaction policy. This policy is described in this proxy statement under the caption Related Person Transactions.

Compensation Committee. Nasdaq listing requirements require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors. As a “Controlled Company,” we are not subject to this listing requirement. However, the Compensation Committee during 2017 and as of today consists entirely of Messrs. Keith, Friedman, McCanna, and Leader, all of whom meet the independence criteria established by the Nasdaq listing requirements. These independent directors also meet the criteria to be outside directors under Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) and are responsible for compensation intended to qualify as “performance-based compensation” exempt from the $1 million deduction limit under Section 162(m). Although the Compensation Committee does not have a written charter, the Compensation Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, administering our equity incentive plans, recommending for inclusion in this proxy statement the Compensation Discussion and Analysis which is included in this proxy statement, preparing the compensation committee report required by SEC rules which is included in this proxy statement, and making other recommendations to the Board of Directors. The Compensation Committee formally met nine times during the year ended December 31, 2017.

Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value. The Compensation Committee provides risk oversight concerning our compensation policies and practices for executive officers. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Our Executive Chairman, David D. Smith, and our CEO, Christopher S. Ripley, consult with the Compensation Committee on appropriate compensation for executive officers. In addition, our Senior Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations. The Compensation Committee does not use outside consultants to set compensation.

Director Nominations. The Board does not have a standing nominating committee and there is no formal nominating committee charter, although the Board has adopted a resolution addressing the director nominations process. Instead, the directors who are determined to be “independent” under the Nasdaq listing requirements perform the functions of a nominating committee. The Board believes it is appropriate not to maintain a standing nominating committee primarily because the relatively small number of independent directors on the Board makes it unnecessary to separate the nominating function into a committee structure.

Our independent directors are primarily responsible for identifying and recommending nominees to the Board of Directors for approval of membership on the Board. The independent directors’ primary responsibilities in recommending nominees are to: (1) establish criteria for the selection of new directors to become members of the Board, which criteria shall be approved by the Board; (2) lead the search for and identify individuals qualified to become members of the Board and conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible nominees; (3) consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interest of all shareholders; (4) consider recommendations for director nominees from current directors and executive officers, shareholders and other parties they deem appropriate; (5) have the authority to retain and terminate a search firm to identify director candidates at our expense; (6) determine each proposed nominee’s qualifications for service on the Board; (7) consult with the Executive Chairman and Chairman of the Board during the process of identifying director nominees; and (8) identify and recommend annually, or as vacancies or newly created positions occur, director nominees for approval by the Board of Directors. Further, while the Board has no formal diversity policy, the independent directors regularly review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes, diverse perspectives and personal and professional backgrounds for service as one of our directors.

The independent directors will consider nominees proposed by shareholders. Although there is no formal policy regarding shareholder nominees, the Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. To recommend a prospective nominee for consideration, shareholders should submit the candidate’s name, contact information, biographical material and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. For more information regarding nominating a director, see Shareholder Proposals.

Interested Party Communication with the Board. Shareholders and other parties interested in communicating directly with the Board, any Board committee or any Director, may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. Shareholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Messrs. Keith, Friedman, Leader and McCanna. None of the members of our Compensation Committee at any time has been one of our officers or employees.

The following executive officers are directors of other entities that have a director or executive officer who is on our Board of Directors. David D. Smith, Frederick G. Smith and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, are directors and/or executive officers of other various companies controlled by them, including Cunningham Communications, Inc., Keyser Investment Group, Inc., Gerstell Development, LP and Sinclair Relief Fund. Frederick G. Smith and J. Duncan Smith also control Beaver Dam, LLC along with Robert E. Smith. Barry M. Faber is an executive officer of Sinclair and a director of The Sinclair Relief Fund. David B. Amy is an executive officer of Sinclair and a member of the Board of Managers of Triangle. See Related Person Transactions for additional information regarding the previously mentioned executive officers and directors.

During 2017, none of the named executive officers participated in any final deliberations of our Compensation Committee relating to compensation of the named executive officers.

DIRECTOR COMPENSATION FOR 2017
The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2017.

Name (a)	Fees Earned or Paid in Cash	Stock Awards (b)	All Other Compensation		Total
Robert E. Smith	$51,000	$131,540	$—	(c)	$182,540
Howard E. Friedman	64,500	131,540	—		196,040
Daniel C. Keith	85,000	131,540	—		216,540
Martin R. Leader	79,000	131,540	—		210,540
Lawrence E. McCanna	84,500	131,540	—		216,040

(a)
Compensation for David D. Smith, our Chairman of the Board and Executive Chairman, is reported in the Summary Compensation Table included in this proxy statement. Frederick G. Smith and J. Duncan Smith are omitted from this table, as they serve as executive officers, but are not named executive officers and do not receive additional compensation for services provided as directors.

(b)
On the date of our annual meeting, each non-employee director received a grant of 4,000 shares of Class A Common Stock pursuant to the 1996 Long-Term Incentive Plan for services rendered during the preceding year. The amount presented represents the grant date fair value of the stock award computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.

(c)
Robert E. Smith is a participant in our company sponsored health care plan. Mr. Smith pays standard premiums pursuant to the plan; however, unlike a typical company participant, he is required to reimburse the Company for any health care costs in excess of $100,000. During 2017, Mr. Smith’s health care costs did not exceed $100,000, nor did they exceed the premiums he paid; therefore, we did not have to pay for any costs during the year.

Non-employee directors receive $35,000 for their services as a director. The Audit Committee Chairman receives an additional $7,500 annually and the Compensation Committee Chairman receives an additional $6,000 annually. Non-employee directors also receive $2,000 for each Board of Directors meeting attended, $2,500 for each audit committee meeting and special committee meeting, if any, attended and $1,500 for each compensation committee meeting attended. We reimburse our directors for any business-related travel expenses. Additionally, each non-employee director is granted unrestricted shares of Class A Common Stock upon election to the board on the date of our annual meeting of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction. In this section, we discuss certain aspects of our compensation program as it pertains to our Executive Chairman, Vice Chairman, President and CEO, Senior Vice President / Chief Financial Officer (CFO), and Executive Vice President / General Counsel in 2017. These individuals represent our principal executive officer, our principal financial officer and our next three most highly compensated executive officers during 2017. We refer to these five persons throughout this proxy statement as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.
We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Our Board of Directors has established a Compensation Committee that is responsible for establishing and administering our named executive officers’ and other key employees’ compensation. The Compensation Committee consists of four non-employee directors, all of whom are independent under the Nasdaq listing requirements.

General Philosophy, Objectives and Design. We believe that our people are our most valuable resource and that the dedication and quality of our named executive officers are vital to the long-term interests of our shareholders. We have established a compensation program for our executive officers that is competitive and designed to support our strategic goals. The primary objectives of our compensation program are to attract and retain the best available people while efficiently utilizing available resources, to enhance the executive officers’ overall performance, to align the long-term interests of our executive officers with those of our shareholders, to improve our overall business performance and to reward individual performance. This is accomplished through a combination of base salary, long-term incentive compensation and cash bonus designed to be competitive with comparable employers in the television broadcast industry. The Compensation Committee considers both the Company’s overall performance and the individual’s performance when setting compensation levels. However, there are no set guidelines or policies outlining the weight of each, as the Compensation Committee assesses each factor at its discretion.

Shareholder Say on Pay Considerations. We provide our stockholders with the opportunity to cast an advisory vote ever three years to approved our executive compensation (also known as “Say on Pay”).  In 2017, approximately 96% of our shareholders that voted approved our executive compensation.  Our Board and our Compensation Committee considered the strong voting results as a shareholder endorsement of our executive compensation policies and practices, and we intend to continue to emphasize our pay-for-performance compensation philosophy that aligns long-term interests of our executives with those of our shareholders.

Compensation Process. Each year, the Compensation Committee reviews the prior performance of each executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Messrs. Smith and Ripley consult with the Compensation Committee on appropriate compensation for executive officers other than themselves. In addition, our Senior Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations. In determining the amount of executive officer compensation each year, the Compensation Committee reviews competitive market data from the broadcast and media industry as well as other similarly sized companies comparable to us, including those companies we have determined to be in our peer group. The Compensation Committee does not benchmark executive officer compensation against competitive market data or our peer group. However, when determining the levels of base salary, cash bonuses and equity awards of our executive officers, our Compensation Committee uses market data in combination with an analysis of other factors including company and individual performance and executive officer responsibilities.

For 2017, the Compensation Committee determined that our peer group consisted of the following companies in our industry:

- Gray Television, Inc.	- Meredith Corporation	- E.W. Scripps
- Cumulus Media, Inc.	- Tegna, Inc.	- Scripps Network Interactive
- Nexstar Media Group, Inc.	- Tribune Media	- IAC/Interactive Corp
- iHeartMedia Inc.	- MDC Partners Inc.	- The New York Times Company
- Pandora Media, Inc.	- Scholastic Corporation	- Clear Channel Outdoor Holdings Inc.

In addition, the Compensation Committee considers information from salary surveys to evaluate compensation for similar positions taking into account geographic location and the companies’ revenue size. These surveys included Salary.com / CompAnalyst / Kenexa, Towers Watson and Mercer reports. While we review these surveys, we do not formally engage outside compensation consultants.

All final compensation decisions regarding executive officers are made by the Compensation Committee, which is comprised of independent directors.

Primary Elements of Compensation. We provide a competitive mix of compensation elements that align executive officer compensation with shareholder value. Our compensation program includes both short and long-term compensation in the form of base salary, long-term incentive compensation and cash bonus as discussed below. We believe that these compensation components provide an appropriate mix of fixed and variable pay, balance short-term operational performance with long-term shareholder value and encourage executive recruitment and retention, which aligns with our compensation philosophy and objectives.

Base Salary. Base salaries are not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience. Base salary is designed to provide competitive levels of compensation to our executive officers based upon their experience, professional status, accomplishments, duties and scope of responsibility. As noted above under Compensation Process, also taken into consideration when establishing base salaries are salaries paid by our competitors for similar positions within the television broadcast industry, as well as salaries paid by companies outside of our industry for comparable positions. In addition to market comparisons, the Compensation Committee considers individual performance when determining base salary.

Long-Term Incentive Compensation. Our compensation program includes long-term incentive compensation, paid in the form of restricted stock awards, stock-settled appreciation rights (SARs), stock options, and other long-term incentive cash bonuses including a Special Longevity Bonus payable to certain executive officers pursuant to their respective employment agreements (see Employment Agreements below). We have elected to pay long-term incentive compensation in order to provide an incentive for our executive officers to provide strong returns to our shareholders, to better align the interests of our executive officers with those of our shareholders, to continue long-term leadership in the service of the Company and to ensure a competitive compensation program given the market prevalence of equity compensation.

Our restricted Class A Common Stock awards are granted pursuant to the Company’s 1996 Long-Term Incentive Plan (the LTIP) and are time-based awards requiring the executive officer to remain employed by the Company in order for the restricted stock to vest, which is generally over two years.

SARs granted pursuant to the LTIP, have a 10-year term and are fully vested upon grant. Upon exercise of SARs, the holder would receive a number of shares of Class A Common Stock, equal in value to the difference between the SARs’ base value and the per share closing price of the Company’s Class A Common Stock on the date of exercise for the number of SARs being exercised.

Stock options granted pursuant to the LTIP, have a 10-year term and have exercise prices equal to the fair value of the Class A Common Stock on the date of grant, and may or may not have certain vesting conditions.

When granting equity awards, consideration is given to company and employee performance, but awards are made at the discretion of the Compensation Committee under no objective guidelines. Grants of equity awards are valued only at the closing price of our stock on the date of grant. We try to make grants of equity awards at times when they will not be influenced by scheduled releases of information or while we otherwise do not possess material, non-public information, but we have no formal policy as to the timing of equity grants.

Certain executive officers are entitled to a Special Longevity Bonus, as defined in their respective employment agreements, providing for a single lump sum cash payment due to the executive officer at a specified future date. These Special Longevity Bonuses are time-based awards requiring the executive officer to remain employed by the Company for the term of the award.

Cash Bonus. Our compensation philosophy is to primarily award cash bonuses to those that have a direct influence on our ongoing revenue and television operating performance. Based on this criteria, in early 2017, the Compensation Committee determined that Mr. Ripley, our President and Chief Executive Officer; Mr. Smith, who oversees the development, implementation, and globalization of ATSC 3.0, expansion of our news franchise, and public policy as it relates to the broadcast industry; and Mr. Faber, who oversees distribution and network partner relationships, would each be eligible to receive a performance-based cash bonus for 2017 performance. The purpose of Messrs. Ripley, Smith and Faber's cash bonus is to promote the attainment of specific financial goals and reward achievement of those goals. We favor an objective approach when measuring the cash bonus. The Compensation Committee determines at its discretion the maximum bonus amounts paid.

For 2017, Mr. Ripley's and Mr. Smith's cash bonus consisted of two components, a semi-annual cash bonus and an annual cash bonus. Messrs. Ripley and Smith were eligible for maximum semi-annual bonus amounts of $625,000 per semi-annual period and for a maximum annual bonus of $625,000, dependent on the generation of certain earnings before interest, taxes, depreciation and amortization (EBITDA) targets. EBITDA is a non-GAAP measure reflective of the operating performance of the entire company. EBITDA is calculated as GAAP operating income plus research and development expenses, stock-based compensation, depreciation and amortization, impairments, other non-cash charges less non-cash revenue and cash film payments. We believe this measure best captures Mr. Ripley's and Mr. Smith's ability to drive the performance of the Company. Semi-annual bonuses were earned pro rata from zero starting at 92% to 100%. Messrs. Ripley and Smith were eligible to receive the maximum amount of the available semi-annual bonus payments for the year when 100% of the annual targeted EBITDA was met even though on a six month basis the semi-annual targeted EBITDA was not met. Annual bonuses were earned pro rata from zero starting at 100% to 108%. For 2017, Messrs. Ripley and Smith's targeted EBITDA for the first half, second half, and full year of 2017 was $399.4 million, $448.7 million, and $848.1 million, respectively. During the first half of 2017, 93.8% of the budgeted YTD EBITDA of $399.4 million was achieved and Messrs. Ripley and Smith were each paid $140,625.

In the event that certain events take place that were not contemplated at the time the targets were determined, the Compensation Committee can adjust the targets to exclude the effect of these events. Examples of such events include acquisitions, dispositions and changes in accounting rules. In addition, we target the amount of EBITDA used in individual bonus determinations at amounts commensurate with the executive’s sphere of influence.

Additionally, Mr. Ripley received a discretionary bonus of $400,000 for his performance during 2017 as determined by the Compensation Committee.

For 2017, Mr. Faber's cash bonus consisted of a maximum annual bonus of $350,000, dependent on reaching 50 million Tennis channel paying subscribers at the end of the year or reaching an average of at least 50 million subscribers for the 12-month period. For 2017, Mr. Faber was paid his maximum $350,000 bonus and a $100,000 discretionary bonus, as determined by the Compensation Committee.

For 2017, Ms. Rutishauser's and Mr. Amy's cash bonus consisted of a $200,000 and $10,000 discretionary bonus, respectively, as determined by the Compensation Committee.

Formula Plan. In 2017, our Board of Directors adopted the Executive Performance Formula and Incentive Plan (Formula Plan), which provides an award pool, equal to not more than 10% of the Company's EBITDA for the plan period, in which awards consisting of cash, shares, equity awards, or a combination thereof are awarded to designated key executives by the Compensation Committee.

Participants in the Formula Plan are awarded a percentage of the award pool at the beginning of the plan period, with no one participant being awarded more than 50% of the award pool for any given plan period. The Compensation Committee may, at its discretion, reduce, but not increase, the maximum award for any participant and the size of the award pool.

All shares used to pay equity awards are granted under, and made subject to the terms of, the LTIP or any other Company equity compensation plan. For purposes of determining the number of shares subject to such equity awards, the Compensation Committee will value awards in the form of restricted stock, restricted stock units or other full-value share awards at the fair market value of the shares underlying the grant on the date of the equity award and will value awards in the form of options and stock appreciation rights at their fair value on the date of the equity award, as expensed by the Company under applicable accounting rules for purposes of the Company's financial statements.

During 2017, no awards were made under the Formula Plan.
Retirement Plans. Our compensation program includes retirement plans designed to provide income following a named executive officer’s retirement. Our executive officers can participate in The Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust (the 401(k) Plan). Contributions made to the 401(k) Plan are matched by the Company, typically in the form of our Class A Common Stock. The match is discretionary and is typically equal to

50% of elective deferrals, up to 4% of each executive officer’s total cash compensation subject to Internal Revenue Service regulations. Beginning in 2018, the match is calculated as 100% on the first 3% of compensation contributed plus 50% on the next 2% of compensation contributed. In addition, the Compensation Committee has the ability to make additional discretionary contributions to the 401(k) Plan for the benefit of all employees including executive officers. Calculations of targeted overall compensation for executive officers do not include the benefits expected to be received under the 401(k) Plan. Executive officers participate in the 401(k) Plan on the same terms as all other employees.

Deferred Compensation Plan. Effective January 1, 2014, we established a nonqualified executive benefit plan (the Deferred Compensation Plan) provided to a select group of highly compensated employees as determined by the Company.  The plan is a voluntary program that allows participants to defer eligible compensation for a minimum of five years up to normal retirement age, and make investment elections for the deferred compensation. Employees may defer up to 80% of their compensation and/or 100% of certain bonuses.  Participants may receive an employer discretionary match on their deferral, or other discretionary employer contributions.  Elective deferrals are 100% vested upon contribution.  Any employer discretionary contributions vest in increments of 25% each year of service, and are fully vested after four years of service, with all prior service credited towards vesting, or upon disability, death, or attainment of age 65.
Perquisites and Other Benefits. Perquisites and other benefits represent a minimal amount of the executive officers’ compensation. The Compensation Committee annually reviews the perquisites that executive officers receive. The primary perquisites for executive officers are tickets to sporting events and certain business entertainment events and related expenses.
Executive officers also participate in our other benefit plans on the same terms as all other employees. These other plans include medical, dental and vision insurance, disability and life insurance and the employee stock purchase plan.
Employment Agreements. We do not have an employment agreement with David D. Smith. Below is a description of the employment agreements we have entered into with our other named executive officers:

In September 1998, we entered into an employment agreement with David B. Amy, which was amended and restated in November 2011. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Amy at any time, with or without cause. Payment due upon termination, in addition to any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability is equal to the current base salary through the end of the month in which termination occurs. In the event of termination without cause or for good reason, Mr. Amy will also receive one additional month of base salary. Mr. Amy received a base salary for 2017 of $904,000. The agreement also contains non-competition and confidentiality restrictions on Mr. Amy.

In March 2014, we entered into an employment agreement with Christopher S. Ripley, which was amended and restated in August 2017. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Ripley at any time, with or without cause. Mr. Ripley joined the Company effective April 1, 2014. Mr. Ripley received a base salary for 2017 of $1,250,000. Under the agreement, Mr. Ripley has the right to earn an annual performance bonus, which may include a cash portion thereof up to 150% of his base salary for the year in which such performance bonus is paid, at the discretion of the Company’s Compensation Committee (the “Performance Bonus”). Mr. Ripley’s employment agreement provides that in the event his employment is terminated by the Company without cause or by Mr. Ripley for good reason, Mr. Ripley will be entitled to a payment equal to the sum of (i) his annual base salary, (ii) the average of any cash portions of Performance Bonuses paid to him for the two calendar years immediately preceding the effective date of the termination, and (iii) the sum of any incentive compensation, including cash bonus, common stock grants, common stock option grants, and SARs grants, made to him for the year immediately preceding the effective date of the termination. The severance payment due upon death or disability is equal to the current base salary through the end of the month in which termination occurs and one month of base salary for each full year of continuous employment, in addition to any earned but unpaid vacation time as of the termination date. The agreement also contains non-competition and confidentiality restrictions on Mr. Ripley.

In August 2004, we entered into an employment agreement with Barry M. Faber which was most recently amended in March 2017. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Faber at any time, with or without cause. Mr. Faber received a base salary for 2017 of $950,000. Payment due upon termination, in addition to any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability is equal to the current base salary through the end of the month in which termination occurs. In the event of termination without cause or for good reason, Mr. Faber will also receive twelve additional months of base salary plus any unpaid bonus (other than a discretionary bonus or the Longevity Bonus). The agreement also contains non-competition and confidentiality restrictions on Mr. Faber.

In March 2001, we entered into an employment agreement with Lucy A. Rutishauser, which was amended and restated in August 2017. The agreement does not have any specified termination date and we have the right to terminate the employment of Ms. Rutishauser at any time, with or without cause. Ms. Rutishauser received a base salary for 2017 of $800,000. Effective August 2017, Ms. Rutishauser is entitled to a Special Longevity Bonus, as defined in the agreement, providing for a single lump sum cash payment of $2,500,000 due at the earlier of December 8, 2023 or upon a change-in-control or a termination of employment by the Company without cause or by the employee with good reason. Additionally, upon termination of employment as a result of death or disability, a percentage of the Special Longevity Bonus will be paid, determined by the total cumulative days of service divided by total days of service that would have been provided through December 8, 2023. Payment due upon termination, in addition to the Special Longevity Bonus discussed above and any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability, termination without cause, or termination by employee for good reason, is equal to the current base salary through the end of the month in which termination occurs and one month of base salary for each full year of continuous employment. The agreement also contains non-competition and confidentiality restrictions on Ms. Rutishauser.

Accounting and Tax Consideration. In designing our compensatory programs, we take into account the various tax and accounting rules associated with the various forms of compensation. In addition, Section 162(m) of the Code (Section 162(m)) places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the Company may deduct from our federal income tax return for any single taxable year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements, although this exception is severely limited beginning in 2018, as described below. The material terms of the LTIP were previously approved by shareholders in 2013 for purposes of Section 162(m), which allowed us to grant certain long-term incentive awards that are designed to meet the definition of performance-based compensation under Section 162(m) in order to qualify for the performance-based exception to the $1 million deduction limit. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the Company, the Compensation Committee did not previously limit executive compensation to amounts deductible under Section 162(m) if the Compensation Committee determined that doing so is in the best interests of the Company.

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modifies Section 162(m) and, among other things, eliminates the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be non-deductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the “Covered Employees”) will include any individual who served as the chief executive officer (the CEO) or chief financial officer (the CFO) at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, the Compensation Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Compensation Committee determines that doing so is in the best interests of the Company.

Executive Compensation Actions After December 31, 2017. For 2018, compensation was set by the Compensation Committee as follows:

Name	Base Salary	Maximum Annual Bonus Potential (a)
David D. Smith	$1,275,000	$1,912,500	(b)
Christopher S. Ripley	1,275,000	1,912,500	(b)
Lucy A. Rutishauser	1,000,000	200,000	(c)
David B. Amy	922,080	—
Barry M. Faber	969,000	—

(a)
Excludes bonuses that may be awarded at the discretion of the Compensation Committee, the amounts of which were not previously defined or agreed upon. Messrs. Ripley, Amy, and Faber and Ms. Rutishauser were awarded $400,000, $10,000, $100,000, and $200,000 discretionary bonuses, respectively, for their services during 2017.

(b)
Mr. Smith's and Mr. Ripley's Maximum Annual Bonus Potential will be categorized in two components: a semi-annual bonus and an annual bonus. The semi-annual bonus will be earned pro rata from zero starting at 92% to 100%. However, when 100% of the annual targeted EBITDA is met, even though on a semi-annual basis the quarterly targeted EBITDA was not met, they will be eligible to receive a maximum amount of available semi-annual bonus payments for the year. The annual bonus will be earned pro rata from zero starting at 100% to 108%.

(c)
Ms. Rutishauser's Maximum Annual Bonus Potential will be categorized in one component: a quarterly bonus. The quarterly bonus will be earned pro rata from zero starting at 92% to 100%. However, when 100% of the annual targeted EBITDA is met, even though on a quarterly basis the quarterly targeted EBITDA was not met, she will be eligible to receive a maximum amount of available quarterly bonus payments for the year.

In February 2018, the Compensation Committee also granted restricted stock awards to named executive officers in accordance with the discussion under “Long-Term Incentive Compensation” above. Messrs. Smith, Ripley, Amy, and Faber, and Ms. Rutishauser were granted restricted stock awards of 59,172, 59,172, 15,953, 16,765, and 5,882 shares, respectively. Additionally, the Compensation Committee granted both Mr. Smith and Mr. Ripley SARs awards of 225,000.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in or incorporated by reference into the Company’s annual report on Form 10-K and the Company’s proxy statement on Schedule 14A.

Compensation Committee

Daniel C. Keith, Chairman
Howard E. Friedman
Martin R. Leader
Lawrence E. McCanna

Summary Compensation Table for 2017, 2016 and 2015
The following table sets forth certain information regarding compensation for services rendered in all capacities during the year ended December 31, 2017 by the named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (a)	Bonus (b)		Option Awards (c)	Non-equity Incentive Plan Compensation (d)	Change in Value of Nonqualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total
David D. Smith,	2017	$1,250,000	$—	$—		$5,242,344	$140,625	$—	$5,400	$6,638,369
Executive Chairman	2016	1,001,139	—	—		4,000,000	200,000	—	5,300	5,206,439
	2015	1,000,000	—	—		2,600,000	1,000,000	—	—	4,600,000
Christopher S. Ripley,	2017	1,250,000	—	400,000		—	140,625	801	44,906	1,836,332
President and	2016	782,225	—	600,000		489,021	—	12	32,986	1,904,244
Chief Executive Officer	2015	766,875	—	675,000		843,663	—	—	—	2,285,538
David B. Amy,	2017	904,000	540,800	10,000		—	—	153,372	26,983	1,635,155
Vice Chairman	2016	886,000	476,495	—		—	—	63,261	31,276	1,457,032
	2015	869,000	498,600	—		—	—	—	37,424	1,405,024
Lucy A. Rutishauser,	2017	800,000	111,540	200,000		—	—	17,294	24,639	1,153,473
Senior Vice President /	2016	425,000	94,200	—		—	—	6,586	18,638	544,424
Chief Financial Officer	2015	376,500	109,692	—		—	—	—	16,098	502,290
Barry M. Faber,	2017	950,000	642,200	100,000		—	350,000	203,104	24,448	2,269,752
Executive Vice President /	2016	900,000	502,400	3,001,000	(g)	—	—	7,760	83,810	4,494,970
General Counsel	2015	837,425	498,600	—		—	—	—	38,706	1,374,731

(a)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted in 2017, 2016 and 2015. For further information regarding assumptions made in the valuation of stock awards, see Note 3. Stock-Based Compensation Plans to our consolidated financial statements and related footnotes in our 2017 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time.

(b)	Represents discretionary bonuses earned and approved by the Compensation Committee.

(c)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of SARs granted in 2017, 2016 and 2015 and stock options granted in 2016 and 2015. For further information regarding assumptions made in the valuation of stock awards, see Note 3. Stock-Based Compensation Plan to our consolidated financial statements and related footnotes in our 2017 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below.

(d)
Messrs. Smith, Ripley, and Faber's cash bonuses are dependent on their performance pursuant to the cash bonus calculation as well as market evaluations. See Compensation Discussion and Analysis above for further information.

(e)
Represents all earnings (not only above-market earnings) related to the employee's participation in the Company's deferred compensation plan. See Deferred Compensation Plan within Compensation Discussion and Analysis above for further description of the plan.

(f)
All Other Compensation consists of Company contributions to both the Deferred Compensation Plan and the 401(k) Plan. See Compensation Discussion and Analysis, Employment Agreements, for more information, and also includes perquisites composed entirely of travel expenses paid by the Company on the behalf of friends and family who accompanied named executive officers during business related travel.

All Other Compensation for the year ended December 31, 2017 is as follows:

Name	Company Contributions to the 401(k) Plan	Company Contributions to the Deferred Compensation Plan	Perquisites and Other Personal Benefits	Total
Mr. Smith	$5,400	$—	$—	$5,400
Mr. Ripley	5,400	39,506	—	44,906
Mr. Amy	5,400	18,188	3,395	26,983
Ms. Rutishauser	5,400	15,844	3,395	24,639
Mr. Faber	5,400	19,048	—	24,448

(g)	Represents payment of the Special Longevity Bonus due in accordance with the employment agreement to Mr. Faber. See Compensation Discussion and Analysis, Employment Agreements, for more information.

Grants of Plan-Based Awards for 2017
The following table provides certain information about grants of plan-based awards to the named executive officers during the year ended December 31, 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying Options	All Other Stock Awards: Number of Shares of Stock	Exercise or Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards (b)
Name	Grant Date	Threshold	Target	Maximum
David D. Smith	2/14/2017	$625,000	$1,250,000	$1,875,000	500,000	—	$35.70	(c)	$5,242,344
Christopher S. Ripley		625,000	1,250,000	1,875,000	—	—	—		—
David B. Amy	2/3/2017	—	—	—	—	16,000	—		540,800	(d)
Lucy A. Rutishauser	2/3/2017	—	—	—	—	3,300	—		111,540	(d)
Barry M. Faber	2/3/2017	350,000	350,000	350,000	—	19,000	—		642,200	(d)

(a)
For Messrs. Smith and Ripley, threshold reflects the minimum payment they are eligible to receive if the semi-annual actual EBITDA exceeds the targeted EBITDA. The semi-annual bonus is earned pro rata from zero starting at 92% to 100%. Target reflects the amount that Mr. Smith and Mr. Ripley are eligible to receive if the annual actual EBITDA exceeds the targeted EBITDA, even if, on a six-month basis, the semi-annual EBITDA was not met. Maximum reflects the target plus Mr. Smith and Mr. Ripley's annual bonus component earned pro rata from zero starting at 100% to 108%. For Mr. Faber, threshold, target, and maximum reflect the amount Mr. Faber is eligible to receive if Tennis Channel reaches 50 million or an average of 50 million paying subscribers at the end of the annual period or for the 12-month period, respectively. For further information regarding Messrs. Smith, Ripley, and Faber's cash bonuses, see the Primary Elements of Compensation – Cash Bonus section of the Compensation Discussion and Analysis above. During 2017, no other named executive officers were eligible to receive non-equity incentive plan awards. For information related to actual non-equity incentive plan awards see Summary Compensation Table for 2017, 2016 and 2015 above.

(b)
This column shows the full grant date fair value of restricted stock awards and SARs. The grant date fair values of the restricted stock and SAR awards were computed in accordance with FASB ASC Topic 718 and do not include estimates for forfeitures. There can be no assurance that the FASB ASC Topic 718 amounts shown in this table will ever be realized by the named executive officer. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time. For further information regarding restricted stock and SARs awards, see the Primary Elements of Compensation – Long-Term Incentive Compensation section of the Compensation Discussion and Analysis above.

(c)	Our common stock’s closing price per share on February 14, 2017 (the grant date for all SARs) was $35.70. The SAR awards vested immediately.

(d)
Our common stock’s closing price per share on February 3, 2017 was $33.80. Restrictions on restricted stock granted in 2017 lapse over two years at 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. Restricted stock award vesting is not dependent on future performance levels; rather it is dependent solely on future service with the Company.

Outstanding Equity Awards at Fiscal Year End for 2017
The following table provides certain information about all equity compensation awards held by the named executive officers as of December 31, 2017. All options and SARs held by named executive officers are exercisable.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested (a)
David D. Smith	500,000 (b)	$35.70	02/14/2027	—	$—
	400,000 (b)	31.40	03/01/2026	—	—
	310,000 (b)	24.93	02/02/2025	—	—
	200,000 (b)	27.86	02/11/2024	—	—
	500,000 (b)	14.21	02/05/2023	—	—
	400,000 (b)	11.68	03/09/2022	—	—
	300,000 (b)	12.07	03/22/2021	—	—
Christopher S. Ripley	125,000 (b)	33.85	12/31/2026	—	—
	125,000 (b)	32.54	12/31/2025	—	—
	125,000 (b)	27.36	12/31/2024	—	—
David B. Amy	—	—	—	23,588 (c)	876,294
Lucy A. Rutishauser	—	—	—	4,800 (d)	178,320
Barry M. Faber	—	—	—	27,000 (e)	1,003,050

(a)	Based on the closing market price of $37.15 per share on January 2, 2018, the first day of trading after December 31, 2017.

(b)	SARs and options are fully vested on the grant date.

(c)	7,588 shares will vest in March 2018 and 8,000 shares will vest in February 2018 and 2019.

(d)	1,500 shares will vest in March 2018 and 1,650 shares will vest in February 2018 and 2019.

(e)	8,000 shares will vest in March 2018 and 9,500 shares will vest in February 2018 and 2019.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of options, SARs, and vesting of shares of restricted stock held by the named executive officers during the year ended December 31, 2017.

	Option/SARs Awards		Stock Awards
Name	Number of Securities Underlying Options/SARs Exercised	Value Realized on Exercise (a)	Number of Shares Acquired on Vesting	Value Realized on Vesting (b)
David D. Smith	200,000	$4,694,000	—	$—
Christopher S. Ripley	—	—	—	—
David B. Amy	—	—	17,587	649,533
Lucy A. Rutishauser	—	—	3,700	135,908
Barry M. Faber	—	—	18,000	666,600

(a)
The value realized on exercise is calculated by multiplying the number of shares exercised by the appreciation per share, or the closing market price of our common stock on the exercise date less the option exercise price.

(b)	Represents the total value realized upon the vesting of restricted shares using the average of the high and low prices of our common stock on the vesting dates.

Nonqualified Deferred Compensation
The following table provides certain information about nonqualified deferred compensation of the named executive officers during the year ended, and as of, December 31, 2017.

Name	Executive Contributions in Last Fiscal Year (a)	Registrant Contributions in Last Fiscal Year (b)	Aggregate Earnings in Last Fiscal Year (c)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End
David D. Smith	$—	$—	$—	$—	$—
Christopher S. Ripley	79,011	39,506	801	—	202,328
David B. Amy	227,345	18,188	153,372	—	1,171,072
Lucy A. Rutishauser	39,609	15,844	17,294	—	138,921
Barry M. Faber	38,097	19,048	203,104	—	3,374,962

(a)	Represents deferrals made by the participant during 2017.

(b)
Represents contributions made by the Company to the participant's account pursuant the Deferred Compensation Plan. Amount is also disclosed within footnote (f) within the Summary Compensation Table within Compensation Discussion and Analysis above.

(c)
Represents all earnings related to the participant's in the Company's deferred compensation plan. Amount is also disclosed within the change in value of nonqualified deferred compensation earnings column in Summary Compensation Table within Compensation Discussion and Analysis above.

See Deferred Compensation Plan within Compensation Discussion and Analysis above for further description of the plan.

Potential Post-Employment Payments and Benefits

The following table sets forth the potential payments if termination of employment or a change in control for each named executive officer had occurred on December 31, 2017. In addition, the named executive officers may be eligible for payment of their accounts under the Company's nonqualified deferred compensation plan in the event of a change in control.

Benefits and Payments upon Termination	Termination without cause or by employee for good reason	Termination with cause	Termination by employee without good reason	Change in Control	Death or Disability
David D. Smith	$—	$—	$—	$—	$—

Christopher S. Ripley
Severance Payment (a)	$1,390,625	$—	$—	$—	$312,500
Deferred Compensation (b)	—	—	—	—	21,017
Total	$1,390,625	$—	$—	$—	$333,517

David B. Amy
Severance Payment (a)	$75,333	$—	$—	$—	$—
Restricted Stock (c)	876,294	—	—	876,294	876,294
Total	$951,627	$—	$—	$876,294	$876,294

Lucy A. Rutishauser
Severance Payment (a)	$3,766,667	$—	$1,266,667	$3,766,667	$3,173,150
Restricted Stock (c)	178,320	—	—	178,320	178,320
Total	$3,944,987	$—	$1,266,667	$3,944,987	$3,351,470

Barry M. Faber
Severance Payment (a)	$1,300,000	$—	—	$—	$—
Restricted Stock (c)	1,003,050	—	—	1,003,050	1,003,050
Total	$2,303,050	$—	$—	$1,003,050	$1,003,050

(a)	Represents the severance payment due based on the terms of their employment agreements. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(b)	Represents the amount of employer contributions to the employee's Deferred Compensation Plan which will become immediately vested upon termination by death or disability.

(c)
Based on the closing market price of $37.15 per share on January 2, 2018, the first day of trading after December 31, 2017. Restricted stock immediately vests upon a termination by the Company without cause or by an named executive officer for good reason, a change in control, death or disability, as defined in the restricted stock agreement.

Equity Compensation Plan Information

The equity compensation plan information as of December 31, 2017 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights) (c)
Equity compensation plans approved by security holders	1,393,928	$23.73	7,358,530
Equity compensation plans not approved by security holders	—	—	—
Total	1,393,928	$23.73	7,358,530

(a)
Includes 375,000 shares of Class A Common Stock related to stock options outstanding. Also includes 1,018,928 shares of Class A Common Stock which would have been issued if 2,610,000 SARs, with exercise prices ranging from $11.68 to $35.70, were exercised on December 31, 2017. The number of shares of Class A Common Stock issued is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise.

(b)
The weighted average exercise price is based on 375,000 outstanding stock options with exercise prices ranging from $27.36 to $33.85, and 2,610,000 SARs with exercise prices ranging from $11.68 to $35.70.

(c)	This amount reflects the total shares available for future issuance under the Company’s LTIP and the Company’s Employee Stock Purchase Plan.

CEO PAY RATIO FOR 2017
Item 402(u) of Regulation S-K requires us to disclose the ratio of the annual total compensation of our Chief Executive Officer (CEO), Christopher S. Ripley, to the median of the annual total compensation of all other employees.
The annual total compensation of our CEO, as disclosed in the Summary Compensation Table within Compensation Discussion and Analysis above, was $1,836,332 for the year ended December 31, 2017. The annual total compensation of our median employee was $47,927 for the year ended December 31, 2017. Annual total compensation, for both our CEO and median employee, was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K.
Based on the foregoing, our estimate of the ratio of our CEO's annual total compensation to the median of the annual total compensation of all other employees was 38:1 for the year ended December 31, 2017.
We identified our median employee by gathering the 2017 gross pay, including salary and bonus, for all employees, excluding our CEO, employed by the Company on December 31, 2017. We included all full-time, part-time, and seasonal employees. We made pro rata adjustments for full-time employees which were hired during the year. We believe gross pay is a reasonable, consistently-applied compensation measure by which to determine our median employee.
Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, requires our officers (as defined in the SEC regulations), directors and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements with four exceptions. Howard E. Friedman did not file a Form 4 reporting the disposal of Class A Common Stock. The report on Form 4, originally due September 2, 2016, was filed with the SEC on October 3, 2017. David D. Smith did not file a Form 4 reporting the acquisition of Class A Common Stock for custodial accounts and irrevocable trusts established by David D. Smith for the benefit of family members, of which he is a custodian or co-trustee. This report on Form 4, originally due May 17, 2016, was filed with the SEC on June 13, 2017. David D. Smith did not file a Form 4 reporting the grant of stock-settle appreciation rights (SARs). This report on Form 4, originally due February 16, 2017, was filed with the SEC on February 17, 2017. David D. Smith did not file a Form 4 reporting the acquisition of Class A Common Stock for irrevocable trusts established by David D. Smith for the benefit of family members, of which he is a co-trustee, a limited liability company controlled by David D. Smith, and a trust for the David Smith Family Foundation. This report on Form 4, originally due January 20, 2016, was filed with the SEC on January 18, 2017.

RELATED PERSON TRANSACTIONS
Our related person transaction policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, wherein the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. The Board of Directors has determined that certain transactions falling within the characteristics above do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not deemed to be related person transactions.

The Audit Committee of the Board of Directors reviews all material related person transactions and may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the related person transaction are made.

Prior to the adoption of our related person transaction policy, consistent with the Nasdaq listing requirements and the Audit Committee charter, the Audit Committee reviewed or approved all related person transactions requiring disclosure under SEC regulations to the extent such transactions were entered into or amended since February 2004. Certain of the following transactions were not approved pursuant to the current related person transaction policy because they were entered into before the policy’s existence.

For further information regarding related person transactions, see Note 11. Related Person Transactions to our consolidated financial statements in our 2017 Annual Report on Form 10-K.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees (including our chief executive officer, chief financial officer, chief accounting officer and corporate controller and any person performing similar functions). We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net. We will disclose promptly any waiver from or amendment to the Code of Business Conduct and Ethics for our executive officers or directors as required by law, SEC regulations or Nasdaq listing requirements, by posting such disclosure on our website.

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE
Report of the Audit Committee
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Audit Committee has received from Sinclair’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, regarding PwC’s independence, including communications between PwC and us regarding PwC’s independence, and has discussed with PwC its independence. The Audit Committee has discussed whether the provision of non-audit services by PwC is compatible with maintaining PwC’s independence. PwC has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs, and has approved all non-audit services provided by PwC in 2017. The Audit Committee also has discussed with PwC the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board, including the selection of and changes in Sinclair’s significant accounting policies, the basis for management’s accounting estimates, PwC’s conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

The Audit Committee met with management and representatives of PwC in connection with PwC’s audit of Sinclair’s consolidated financial statements and related schedule for the year ended December 31, 2017, and reviewed and discussed such financial statements with management. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Sinclair’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Sinclair’s internal control over financial reporting. Based on such review and discussion with management, and based on the Audit Committee’s reviews and discussions with PwC regarding its independence and the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees (AS 16), the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of Sinclair’s internal control over financial reporting be included in Sinclair’s Annual Report on Form 10-K and the Board has approved that recommendation.

The Audit Committee has reviewed and discussed the fees paid to PwC during the last year for audit and non-audit services, which are set forth in this proxy statement under “Disclosure of Fees Charged by Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services is compatible with PwC’s independence.

Audit Committee

Lawrence E. McCanna, Chairman
Daniel C. Keith
Martin R. Leader

Disclosure of Fees Charged by Independent Registered Public Accounting Firm
The following summarizes the fees charged by PwC for certain services rendered to us during 2017 and 2016, respectively:

	Year ended December 31,
	2017	2016
Audit fees (a)	$3,286,194	$2,754,638
Audit-related fees (b)	100,000	—
Tax fees (c)	868,895	459,958
All other fees (d)	4,500	3,600
Total	$4,259,589	$3,218,196

(a)
Fees paid for annual audits of our consolidated financial statements and effectiveness of internal control over financial reporting, reviews of interim consolidated financial statements and fees related to debt offerings.

(b)	Fees paid for services related to the adoption of new accounting standards.

(c)	Tax fees incurred for tax planning, compliance, and due diligence services.

(d)	Fees incurred related to permitted services not included in the category descriptions provided.

All of the services described above were pre-approved by the Audit Committee. None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Exchange Act.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Audit Committee maintains a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor’s independence. Under this policy, which remains in effect, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services. If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditors may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate. In accordance with this policy, the Chairman of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax or other permissible non-audit service engagements of the independent auditors.

SHAREHOLDER PROPOSALS

If you intend to propose any matter for action at our 2019 annual meeting of shareholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 not later than December 27, 2018 at 5:00 p.m. Eastern Standard Time. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2019 annual meeting. The proxy for the 2019 annual meeting will grant discretionary authority to vote with regard to shareholder proposals not included in our proxy materials unless (a) notice is received by March 12, 2019 and (b) the conditions set forth in Rule 14 a-4 (c)(2)(i)-(iii) under the Securities Exchange Act of 1934 are met.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 26, 2018

ANNUAL MEETING OF STOCKHOLDERS OF

SINCLAIR BROADCAST GROUP, INC.

June 7, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, 2017 annual report to stockholders and proxy card are available at http://www.astproxyportal.com/ast/26141/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830000000000000000 4 060718

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of eight directors for a term expiring in 2019 as set forth in the proxy statement

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ David D. Smith
- ○ Frederick G. Smith
- ○ J. Duncan Smith
- ○ Robert E. Smith
- ○ Howard E. Friedman
- ○ Lawrence E. McCanna
- ○ Daniel C. Keith
- ○ Martin R. Leader

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2018.	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees for director, FOR any other proposal, and in accordance with proxies' discretion on any other business that may properly come before the meeting to the extent permitted by law.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

SINCLAIR BROADCAST GROUP, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING ON JUNE 7, 2018
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, AND "FOR" PROPOSAL 2.

The undersigned hereby authorizes and directs Massachusets Mutual Life Insurance Company, as trustee (the "Trustee") of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the "Company") to be held on June 7, 2018 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponement thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee's discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement for the Annual Meeting on June 7, 2018.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Not valid unless dated and signed on the reverse side)

COMMENTS:

1.1

1

SINCLAIR BROADCAST GROUP, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING ON JUNE 7, 2018
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, AND "FOR" PROPOSAL 2.

The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 7, 2018 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponements thereof.

(Not valid unless dated and signed on the reverse side)

COMMENTS:

1.1